Exhibit 99.1

Contacts:
Media	Eric Johnson	904-357-9134
Investors	Mickey Walsh	904-357-9162

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Rayonier Advanced Materials Repositions
Senior Management Team to Drive Growth

JACKSONVILLE, FLA - June 17, 2019 - Rayonier Advanced Materials (NYSE:RYAM) announced today that it is repositioning key members of its senior management team to drive the company’s Go-to-Market strategy and accelerate new product commercialization. Frank Ruperto will assume the role of Senior Vice President, High Purity and High Yield Cellulose Business; Dr. Erin Byers will assume the new role of Senior Vice President, Research and Development; and Marcus Moeltner will be promoted to Chief Financial Officer and Senior Vice President, Finance.

“Driving growth is a critical part of creating value for our stockholders,” said Paul Boynton, Chairman, President and Chief Executive Officer of Rayonier Advanced Materials. “We are repositioning key members of our senior leadership team to focus on the initiatives essential for our future success. I’d like to congratulate all three executives as they assume their new roles and responsibilities.”

Mr. Ruperto has been RYAM’s Chief Financial Officer since November 28, 2014 and led its finance and strategy group through the company’s successful cost transformation and subsequent acquisition and integration of Tembec. Ruperto was also central to developing Rayonier Advanced Materials’ Go-to-Market strategy and will now focus on executing that strategy in his new role as Senior Vice President of High Purity and High Yield Cellulose Business.

Dr. Byers has gained extensive knowledge of Rayonier Advanced Materials’ customers and their needs while leading the company’s High Purity and High Yield Cellulose Business. As Senior Vice President, Research and Development, Byers will leverage this unique knowledge and his 35 years cellulose technical expertise to accelerate Rayonier Advanced Materials’ new product development and commercialization process.

Mr. Moeltner joined Rayonier Advanced Materials in November of 2017 as Vice President, Corporate Development and Planning, in connection with the company’s acquisition of Tembec. Moeltner’s knowledge of both the legacy RYAM and Tembec businesses, strategies, assets and financial drivers make him ideally suited for the CFO role and supporting our growth initiatives.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

About Rayonier Advanced Materials
Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in cell phones, computer screens, filters and pharmaceuticals. The Company also manufactures products for lumber, paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs approximately 4,200 people and generated approximately $2.1 billion of revenues in 2018. More information is available at www.rayonieram.com.
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CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com